July 25, 2022
Rakesh Sachdev

Dear Rakesh,
On behalf of the Board of Directors (the “Board”) of Axalta Coating Systems Ltd. (including, as the context requires, its affiliated legal entities, “Axalta” or the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer and President (“Interim CEO”) of Axalta, reporting to the Board. Your anticipated start date is August 31, 2022.
Annual Base Salary
Your annual base salary will be $1,100,000, payable in accordance with Axalta’s normal payroll procedures. As Interim CEO, you will no longer be eligible for cash compensation pursuant to Axalta’s non-employee director compensation program.

Equity Compensation
You will receive a one-time equity award (the “Award”) pursuant to the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan (the “Plan”) of restricted stock units (“RSUs”), which will be granted to you effective as of your start date, with the number of RSUs underlying the Award calculated by dividing $6,000,000 by the closing price of Axalta’s common shares on your start date, and rounding down to the nearest whole number of units. Subject to your continued employment as Interim CEO, a number of RSUs equal to 1/12th of the Award will vest on each monthly anniversary of your start date (each, a “Monthly Vesting”); provided, however, that, upon the Board’s appointment of a new Chief Executive Officer and President, if such date is prior to the eight (8) month anniversary of your start date, a number of RSUs shall vest equal to 8/12th of the number of RSUs comprising the Award, less the aggregate number of RSUs that have previously vested in each prior Monthly Vesting. For purposes of the foregoing, you will be entitled to each Monthly Vesting so long as you are employed as Interim CEO on or after the 15th day of the applicable month. If, following a Change in Control (as defined in the Plan), you are terminated by the Company without Cause (as defined in the Plan) or resign for Good Reason (as defined below), or upon your termination of employment due to your death or disability, all RSUs underlying the Award, to the extent unvested, will immediately vest in full. The terms and conditions of the Award, if approved, will be governed exclusively by the terms of the Plan and a separate award agreement that will be entered into between you and Axalta. Unless otherwise approved by the Board, you will not be eligible for any other equity or other long-term incentive compensation, including pursuant to Axalta’s non-employee director compensation program.

“Good Reason” means a material decrease in your authority or areas of responsibility as are commensurate with your title or position as Interim CEO without your written consent. You must provide written notice to the Company of the occurrence of such condition within ninety (90) days of the occurrence of such condition or the date upon which you reasonably became aware that such condition had occurred. The Company or any of its successors or affiliates shall have a period of thirty (30) days to cure such condition after receipt of your written notice of such condition. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is one (1) year following the date notice was provided by you.

Tax Matters; Settlement
All amounts provided pursuant to this offer letter shall be subject to reduction for applicable taxes required to be withheld by applicable law. To the extent any reimbursements constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code, the reimbursements will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in
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which the expenses were incurred, (b) any right to such reimbursements will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

All RSUs that vest between (and including) the first Monthly Vesting and February 28, 2023, will be settled in a single installment of vested Company common shares within fifteen (15) days after the termination of your employment as Interim CEO (but no later than March 15, 2023), and any RSUs that remain unvested after such time and that vest thereafter in accordance with the terms of this letter agreement will be settled in a single installment of vested Company common shares within fifteen (15) days after the termination of your employment as Interim CEO (but in no event later than September 15, 2023).

Benefits
The Company offers a comprehensive benefits program, details of which will be provided under separate cover. Notwithstanding the foregoing, you will not participate in any annual or other short-term incentive program nor will you participate in any severance program of the Company.

Holidays; Vacation
You will be eligible for all Company paid holidays and for such vacation periods as approved by the Board.

Conditions of Employment
This offer is contingent upon:
•Acknowledging that you have received, read, and understand Axalta’s U.S. EEO and Prohibited Harassment Policy.
•Presentation of necessary documents to complete the I-9 Employment Eligibility Verification and confirm that you are authorized to be employed in the U.S.

Your employment at Axalta is at-will, meaning that both you and the Company each have the right to terminate the employment relationship at any time. Without limiting the foregoing, you agree that you shall resign from the position of Interim CEO if so directed by the Board for any reason at any time.

This offer letter is governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof. Any controversy, claim or dispute arising out of or relating to this offer letter shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Philadelphia, Pennsylvania. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure.

The terms of this offer and final and binding and may not be amended or otherwise modified without your and the Company’s express written consent.

Please note your acceptance of this offer by signing and emailing back to Brian A. Berube, Senior Vice President, General Counsel and Corporate Secretary by email at [•].

Sincerely,

William M. Cook
Board Chair

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For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, I accept this offer of employment under the terms outlined in this offer letter and subject to the conditions of employment set forth above.

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Signature                        Date

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